EXHIBIT 99.1

EDITORIAL CONTACT: Kurt Mumma (650) 930-5210 kmumma@marimba.com INVESTOR CONTACT: Andrew Chmyz (650) 930-5282 InvestorRelations@marimba.com

MARIMBA ANNOUNCES SECOND-QUARTER 2003 FINANCIAL RESULTS

Revenue Up 13% Year Over Year; EPS of $0.03; Cash and Investments Up $3.3 Million

MOUNTAIN VIEW, Calif.,–July 29, 2003 –Marimba, Inc. (Nasdaq: MRBA), the Software Change Management Company, today announced its financial results for the second quarter ended June 30, 2003.

Second quarter 2003 revenues were $10.2 million, compared with $10.1 million for the first quarter of 2003 and up 13% from $9.0 million for the second quarter of 2002. Net income for the second quarter of 2003 was $704,000 or a profit per diluted share of 3 cents. This compares with net income of $343,000, or 1 cent per diluted share, sequentially and a net loss of $5.3 million, or 22 cents per diluted share, during the second quarter of 2002. At June 30, 2003, the company’s cash and total investments were $51.2 million, up $3.3 million from the prior quarter.

“We’re pleased that Marimba has shown progress on a number of fronts,” said Rich Wyckoff, president and CEO of Marimba. “On the financial side, we’ve now had three consecutive quarters of GAAP profitability. On the product side, we had a prolific quarter, shipping a number of new and enhanced products to help our customers solve their most difficult software management challenges. We also added a significant number of new customers during the quarter and had a strong contribution from the government sector.”

Highlights for the second quarter included:

•	New customer wins across multiple industry segments, including Credit Lyonnais, Crown Media Holdings, MDC Holdings, Reality Group Ltd., Starbucks Corporation, and Synopsys.
•	Repeat customer wins, including Circuit City Stores, Credit Agricole, Dillard’s, H&R Block, Océ, Ultimate Electronics, Verizon, and Washington Mutual.
•	Sales to multiple entities in the public sector, including a U.S. federal government intelligence agency, a unit of the French postal service, and a government agency in Singapore.
•	Shipped next-generation migration solution, which reduces the time and costs required to manage operating system deployments and migrations.
•	Shipped Device Management product to support PDAs and handheld devices.

•	Shipped Server Change Management product enhancements to further increase our customers’ ability to manage large heterogeneous data center environments.

Marimba has scheduled a conference call for today at 2:00pm PT (5:00pm ET) to discuss its financial results for the second quarter 2003. Anyone wishing to participate may do so by calling 719-457-2625 approximately 10 minutes prior to the start of the call.

This conference call will be Webcast live, and the Webcast will be available via the Investor page of Marimba’s Website at http://www.marimba.com/investor/conference_call.html for 3 weeks and on an archived basis for up to 11 months thereafter. In addition, a telephone replay of the conference call will be available for 3 weeks at 719-457-0820, passcode 167754.

About Marimba

Marimba, Inc., the Software Change Management Company, is headquartered in Mountain View, Calif. Marimba’s Desktop/Mobile Management, Server Change Management, and Embedded Management product families allow Global 2000 companies to better manage their IT resources, increase operational efficiency and reduce IT costs. Additional information is available at www.marimba.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors created by these sections. These forward-looking statements include statements regarding profitability, sales to new and repeat customers, contribution from the government sector, product development, and product features and benefits. The results expected by the forward-looking statements in this announcement are subject to a number of risks and uncertainties, including: the ability of Marimba to effectively manage its costs and expenses at expected levels against uncertain revenue expectations, unanticipated costs and expenses that Marimba may need to incur, the potential for a decrease in net revenue which may be caused by reliance on a few large transactions for a significant portion of revenues in any period, delays in the timing of sales and the delivery of products or services, fluctuations in customer and market demand, competition from other vendors, the operational, technical and strategic challenges Marimba faces in product development, and general economic, technological and market conditions. Actual results may differ materially from the results anticipated by these forward-looking statements due to the factors listed above and other factors. The matters discussed in this announcement also involve risks and uncertainties described from time to time in Marimba’s filings with the Securities and Exchange Commission (SEC). In particular, see the Risk Factors described in Marimba’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each as submitted to the SEC and as may be updated or amended with future filings or submissions. Marimba undertakes no obligation to release publicly any updates or revisions to any forward-looking statements contained in this announcement that may reflect events or circumstances occurring after the date of this announcement.

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Marimba is a registered trademark of Marimba, Inc. in the U.S. and certain other countries. Other product, trademark, company or service names mentioned herein are the property of their respective owners.

MARIMBA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Revenues:
License	$6,030	$5,050	$12,551	$9,018
Service	4,199	3,988	7,810	8,081

Total revenues	10,229	9,038	20,361	17,099
Cost of revenues:
License	130	2,099	293	2,226
Service	1,507	1,407	2,870	2,863

Total cost of revenues	1,637	3,506	3,163	5,089

Gross profit	8,592	5,532	17,198	12,010
Operating expenses:
Research and development	2,049	2,042	4,076	4,100
Sales and marketing	4,915	6,775	10,217	13,451
General and administrative	1,086	1,875	2,258	3,440
Amortization of deferred compensation	57	508	111	1,060

Total operating expenses	8,107	11,200	16,662	22,051

Income (loss) from operations	485	(5,668)	536	(10,041)
Interest income and other income, net	285	390	605	823

Income (loss) before income taxes	770	(5,278)	1,141	(9,218)
Provision for income taxes	66	4	94	13

Net Income (loss)	$704	$(5,282)	$1,047	$(9,231)

Basic and diluted net income (loss) per share	$0.03	$(0.22)	$0.04	$(0.38)

Shares used in per share calculation—basic	25,496	24,360	25,408	24,290
Shares used in per share calculation—diluted	26,189	24,360	26,101	24,290

MARIMBA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2003	December 31, 2002
ASSETS
Cash, short-term and long-term investments	$51,170	$50,264
Accounts receivable, net	7,746	6,546
Property and equipment, net	1,962	2,333
Other assets	3,030	3,226

	$63,908	$62,369

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and other liabilities	$3,775	$4,675
Deferred revenue	10,547	8,966

Total liabilities	14,322	13,641
Stockholders’ equity	49,586	48,728

	$63,908	$62,369